F.N.B. Corporation Reports Third Quarter 2020 Earnings per Share of $0.25
Record fee income ~ Continued liquidity and capital build ~
Recognized as a 2020 Standout Commercial Bank

PITTSBURGH, PA – October 19, 2020 – F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2020 with net income available to common stockholders of $80.8 million, or $0.25 per diluted common share. Comparatively, third quarter of 2019 net income available to common stockholders totaled $100.7 million, or $0.31 per diluted common share and second quarter of 2020 net income available to common shareholders totaled $81.6 million, or $0.25 per diluted common share. On an operating basis, the third quarter of 2020 earnings per diluted common share (non-GAAP) was $0.26, excluding $0.01 for significant items. Operating earnings per diluted common share (non-GAAP) for the third quarter of 2019 was $0.31 and $0.26 for the second quarter of 2020, excluding $0.01 for significant items in the second quarter of 2020.

Vincent J. Delie, Jr., Chairman, President, and Chief Executive Officer of F.N.B. Corporation, said of its results, "In this challenging economic environment prompted by the global pandemic, FNB continues to produce positive results built on employee protection and assistance, operational response and preparedness, continued customer and community support, and stringent risk management. Our performance is directly attributable to our resilient business model, which is based upon the deployment of technology and expansion into attractive new markets. Revenue continued to increase and operating EPS totaled $0.26, resulting in an operating return on tangible equity of 14%. These results reflect continued average loan and deposit growth of 2% and 4%, respectively, strong capital markets activity and record mortgage banking levels of $19 million. On a linked-quarter basis, tangible book value per share increased $0.18 to $7.81, as we strengthened our capital ratios while sustaining our quarterly dividend of $0.12 per share. We are encouraged by this quarter's positive results as FNB remains profitable while building capital and reserves."

Third Quarter 2020 Highlights
(All comparisons refer to the third quarter of 2019, except as noted)

•Growth in total average loans was $3.3 billion, or 14.7%, with average commercial loan growth of $3.3 billion, or 22.9%, and average consumer loan growth of $57 million, or 0.7%. Total loan growth included $2.5 billion of net PPP commercial loans originated in 2020.
•Total average deposits grew $4.3 billion, or 17.8%, primarily due to an increase in average non-interest-bearing deposits of $2.5 billion, or 39.7%, and an increase in average interest-bearing demand deposits of $2.6 billion, or 25.9%, partially offset by a managed decrease in average time deposits of $1.2 billion, or 22.4%. Growth in average deposits reflected inflows from the PPP and government stimulus activities, in addition to organic growth in new and existing customer relationships.
•The loan to deposit ratio was 89.1% at September 30, 2020, compared to 93.8% at September 30, 2019, as deposit growth outpaced loan growth and $508 million of indirect auto installment loans were transferred to loans held for sale in September 2020 in anticipation of a loan sale expected to close in the fourth quarter.
•Net interest income decreased $2.7 million, or 1.2%, attributable to lower interest rates compared to 2019 as the quarterly average 1-month LIBOR rate decreased from 2.18% in the third quarter of 2019 to 0.16% in the third quarter of 2020. These decreases were largely offset by growth in average earning assets, reductions in the cost of interest-bearing deposits and strong growth in non-interest bearing deposits.

•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) decreased 9 basis points to 2.79% as earning asset yields declined 20 basis points and the total cost of funds decreased 11 basis points, as the cost of interest-bearing deposits decreased 17 basis points. Compared to the third quarter of 2019, the net interest margin declined 38 basis points from 3.17%, due to the significantly lower levels of interest rates.
•Non-interest income was stable at $80.0 million, with an increase of $9.1 million, or 93.1%, in record levels of mortgage banking income offset by a decrease of $8.9 million, or 26.7%, in service charges, given significantly lower transaction volumes in the COVID-19 environment and service charge refunds of $3.8 million.
•The effective tax rate was 17.0%, compared to 14.5%, primarily due to greater benefit from renewable energy investment tax credits realized during the third quarter of 2019.
•The efficiency ratio (non-GAAP) equaled 55.3%, compared to 54.1%.
•The annualized net charge-offs to total average loans ratio increased 18 basis points to 0.29% from 0.11%.
•The ratio of tangible common equity to tangible assets (non-GAAP) increased 22 basis points to 7.19% compared to June 30, 2020, with net PPP loan balances negatively impacting the September 30, 2020 and June 30, 2020 TCE ratios by 56 and 53 basis points, respectively. Compared to the year ago quarter, the ratio decreased 25 basis points due primarily to the PPP loan impact and the 2020 Day 1 Current Expected Credit Losses (CECL) adoption impact. On a linked-quarter basis, tangible book value per common share (non-GAAP) increased $0.18, or 2.4%, to $7.81.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Quarterly Results Summary	3Q20	2Q20	3Q19
Reported results
Net income available to common stockholders (millions)	$80.8	$81.6	$100.7
Net income per diluted common share	0.25	0.25	0.31
Book value per common share (period-end)	14.99	14.82	14.51
Pre-provision net revenue (reported) (millions)	126.9	129.7	132.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$85.5	$83.2	$100.7
Operating net income per diluted common share	0.26	0.26	0.31
Tangible common equity to tangible assets (period-end)	7.19%	6.97%	7.44%
Tangible book value per common share (period-end)	$7.81	$7.63	$7.33
Pre-provision net revenue (operating) (millions)	$132.9	$135.7	$135.2
Average diluted common shares outstanding (thousands)	325,663	325,153	326,100
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(2.7)	$(2.0)	$—
After-tax impact of COVID-19 expense	(2.1)	(1.6)	—
Pre-tax gain on sale of Visa class B stock	13.8	—	—
After-tax impact of gain on sale of Visa class B stock	10.9	—	—
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	(13.3)	—	—
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	(10.5)	—	—
Pre-tax service charge refunds	(3.8)	—	—
After-tax impact of service charge refunds	(3.0)	—	—
Total significant items pre-tax	$(6.0)	$(2.0)	$—
Total significant items after-tax	$(4.7)	$(1.6)	$—

Year-to-Date Results Summary	2020	2019
Reported results
Net income available to common stockholders (millions)	$207.8	$286.0
Net income per diluted common share	0.64	0.88
Pre-provision net revenue (reported) (millions)	362.8	392.3
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$222.1	$289.6
Operating net income per diluted common share	0.68	0.89
Pre-provision net revenue (operating) (millions)	385.1	400.0
Average diluted common shares outstanding (thousands)	325,694	325,769
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(6.6)	$—
After-tax impact of COVID-19 expense	(5.2)	—
Pre-tax gain on sale of Visa class B stock	13.8	—
After-tax impact of gain on sale of Visa class B stock	10.9	—
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	(13.3)	—
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	(10.5)	—
Pre-tax branch consolidation costs	(8.3)	(4.5)
After-tax impact of branch consolidation costs	(6.5)	(3.6)
Pre-tax service charge refunds	(3.8)	—
After-tax impact of service charge refunds	(3.0)	—
Total significant items pre-tax	$(18.2)	$(4.5)
Total significant items after-tax	$(14.3)	$(3.6)
(1) Favorable (unfavorable) impact on earnings.

Third Quarter 2020 Results – Comparison to Prior-Year Quarter

Net interest income totaled $227.1 million, decreasing $2.7 million, or 1.2%, as significant growth in average loans and deposits of $3.3 billion and $4.3 billion, respectively, mostly offset the repricing impact from lower interest rates on earning asset yields. Total average earning assets increased $3.6 billion, or 12.2%, due to organic average loan growth and the benefit of $2.5 billion in net PPP loans.

The net interest margin (FTE) (non-GAAP) declined 38 basis points to 2.79%, as earning asset yields decreased 97 basis points primarily reflecting the impact on the variable rate loans of significant reductions in 1-month LIBOR and the Prime rate. Partially offsetting the lower earning asset yields, the total cost of funds improved 61 basis points to 0.56%, compared to 1.17%, due to a 70 basis point reduction in interest-bearing deposit costs and lower borrowing costs.

Average loans totaled $26.1 billion, an increase of $3.3 billion, or 14.7%, through a combination of $0.7 billion of organic average loan growth and $2.5 billion of net PPP average loan balances. Average total commercial loan growth totaled $3.3 billion, or 22.9%, including $2.5 billion, or 49.1%, growth in commercial and industrial loans and $0.7 billion, or 7.6%, growth in commercial real estate balances. Excluding PPP loans, organic activity was led by growth in the Pittsburgh, Cleveland, South Carolina, and Mid-Atlantic (Washington D.C., northern Virginia and Maryland markets) regions. Average consumer loan growth was $57 million, or 0.7%, with growth in residential mortgages of $338 million, or 10.6%, and direct installment loans of $202 million, or 11.5%, partially offset by a decline in consumer lending heavily impacted by COVID-19 as indirect auto loans decreased $348 million, or 17.8%, and consumer lines of credit decreased $135 million, or 9.1%. During September 2020, $508 million of indirect auto installment loans were transferred to loans held for sale in anticipation of loan sale expected to close in the fourth quarter.

Average deposits totaled $28.4 billion with growth in non-interest bearing demand deposits of $2.5 billion, or 39.7%, and interest-bearing demand deposits of $2.6 billion, or 25.9%. The growth in deposits was driven by solid organic growth in customer relationships, as well as deposits from PPP funding and government stimulus activities. The loan-to-deposit ratio was 89.1% at September 30, 2020, compared to 93.8% at September 30, 2019.

Strong deposit growth allowed FNB to reduce higher rate Federal Home Loan Bank (FHLB) borrowings by $415 million during the third quarter of 2020 at a loss on debt extinguishment and related hedge termination costs of $13.3 million, which was reported in other non-interest income. These balance sheet actions taken to reduce higher-cost debt will provide future benefit through lower interest expense on outstanding borrowings.

Non-interest income totaled $80.0 million, which was stable compared to the third quarter of 2019. Mortgage banking operations income increased $9.1 million, or 93.1%, primarily due to $24 million in origination and secondary marketing revenue, compared to $10 million in the third quarter of 2019, as sold mortgage production volume increased 15% to $478 million and gain on sale margins meaningfully improved. Service charges decreased $8.9 million, or 26.7%, due to noticeably lower transaction volumes given COVID-19 and $3.8 million of service charge refunds. However, customer transaction volume has started to increase over the last few months. There was also a reduction of the FHLB dividend rate resulting in the $2.1 million, or 45.3%, decrease in dividends on non-marketable equity securities. The termination of $415 million in higher-rate FHLB borrowings resulted in a loss on debt extinguishment and related hedge termination costs of $13.3 million reported in other non-interest income. Offsetting these charges was a $13.8 million gain on the sale of all of the Bank's holdings of Visa Class B shares that was also reported in other non-interest income.

Non-interest expense totaled $180.2 million, increasing $2.4 million, or 1.4%. Non-interest expense decreased $0.2 million, or 0.1%, when excluding $2.7 million of COVID-19 expenses in the third quarter of 2020. Salaries and benefits increased $6.7 million, or 7.1%, due primarily to higher production-related commissions, and the normal impact from annual merit increases. Occupancy and equipment expense increased $2.0 million, or 7.0%, reflecting expansion in key regions such as the Mid-Atlantic and South Carolina. FDIC insurance decreased $1.6 million as deposit growth provided additional liquidity and resulted in a lower FDIC assessment rate. The efficiency ratio (non-GAAP) equaled 55.3%, compared to 54.1%.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO increased 11 basis points to 0.84%. Prior to the adoption of CECL, acquired (purchased credit deteriorated, or PCD) loans were excluded from our non-performing disclosures. PCD loans that meet the definition of non-accrual are now included in the disclosures and resulted in a $58 million increase in non-accrual loans in the third quarter of 2020, compared to the third quarter of 2019. Total delinquency increased 16 basis points to 1.07%, compared to 0.91% at September 30, 2019 and remains at satisfactory levels. Excluding PPP loans at September 30, 2020, total delinquency increased 27 basis points to 1.18%, still at satisfactory levels within a less favorable economic environment. The total level of loans on temporary deferral is 3.4% as of September 30, 2020 with 1.4% still in a first deferral stage and 2.0% on the second deferral.

The provision for credit losses totaled $27.2 million, compared to $11.9 million. Net charge-offs were $19.3 million, or 0.29% annualized, of total average loans. The ratio of the ACL to total loans and leases was 1.45% and 0.84% at September 30, 2020 and 2019, respectively. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.61% at September 30, 2020. Additionally, the CECL adoption on January 1, 2020, resulted in a Day 1 increase to the ACL of $105.3 million.

The effective tax rate was 17.0%, compared to 14.5%, which was driven by greater benefit from renewable energy investment tax credits in the third quarter of 2019.

The tangible common equity to tangible assets ratio (non-GAAP) decreased 25 basis points to 7.19% at September 30, 2020, compared to 7.44% at September 30, 2019, as the PPP loan activity temporarily impacted the TCE ratio by 56 basis points at September 30, 2020. The tangible book value per common share (non-GAAP) was $7.81 at September 30, 2020, an increase of $0.48, or 6.5%, from $7.33 at September 30, 2019.

Third Quarter 2020 Results – Comparison to Prior Quarter

Net interest income totaled $227.1 million, a decrease of $0.9 million, or 0.4%, from the prior quarter total of $228.0 million as loan and deposit growth largely offset the impact from lower interest rates. The net interest margin (FTE) (non-GAAP) decreased 9 basis points to 2.79%, driven by lower earning asset yields due to the low interest rate environment, partially offset by a lower cost of funds and growth in average earning assets.

Total average earning assets increased $675 million, or 2.1%, due primarily to $461 million in commercial loan activity. The total yield on earning assets declined 20 basis points to 3.34%, reflecting lower yields on fixed-rate loans originated in a lower rate environment and the impact of a 19 basis point decline in average 1-month LIBOR. The total cost of funds decreased to 0.56% from 0.67%, as costs on interest-bearing deposits decreased 17 basis points.

Average loans totaled $26.1 billion with average commercial loan growth of $584 million, or 3.4%, (including a full quarter of PPP balances) and a decrease in average consumer loans of $123 million, or 1.4%. Average commercial loans included growth of $1.0 billion, or 14.2%, in commercial and industrial loans and a decrease of $0.4 billion, or 3.8%, in commercial real estate. Commercial organic origination activity was led by the Pittsburgh, South Carolina, and Mid-Atlantic regions. Consumer balances included an increase in average direct installment loans of $45 million, or 2.4%, and average residential mortgage loans of $61 million, or 1.8%, largely attributable to the continued higher refinancing activity given the lower interest rate environment. This was partially offset by declines in average balances of indirect auto loans by $193 million, or 10.7%, and average consumer lines of credit by $36 million, or 2.6%. During September 2020, $508 million of indirect auto installment loans were transferred to loans held for sale in anticipation of a loan sale expected to close in the fourth quarter.
Average deposits totaled $28.4 billion, increasing $1.1 billion, or 4.1%, driven by an increase in non-interest bearing deposits of $529 million, or 6.5%, and interest-bearing deposits of $594 million, or 3.1%, including a managed decline in time deposits of $248 million, or 5.6%.

The loan-to-deposit ratio was 89.1% at September 30, 2020, compared to 92.1% at June 30, 2020.

Non-interest income totaled $80.0 million, increasing $2.4 million, or 3.1%, as mortgage banking operations reached a record level of $18.8 million, an increase of $2.3 million, or 13.8%, reflecting $24 million of origination and secondary marketing revenue. Mortgage production increased 9% from the prior quarter, with large contributions from the Mid-Atlantic and Pittsburgh regions, and the results also reflect a meaningful improvement in gain on sale margins. Service charges slightly increased $0.4 million, or 1.5%, as the increase in customer transaction volume from the prior quarters was partially offset by customer service charge refunds. There was also a reduction of the FHLB dividend rate resulting in the $0.3 million, or 9.8%, decrease in dividends on non-marketable equity securities. The termination of $415 million of higher-rate FHLB borrowings resulted in a loss on debt extinguishment and related hedge termination costs of $13.3 million offset by the $13.8 million gain on the sale of the Bank's holdings of Visa Class B shares.

Non-interest expense totaled $180.2 million, an increase of $4.3 million, or 2.4%, which included $2.7 million of COVID-19 expenses in the third quarter of 2020, compared to $2.0 million in the second quarter. Excluding these COVID-19 related expenses, non-interest expense increased $3.6 million, or 2.1%, primarily related to higher salaries and employee benefit expense from higher production-related commissions, lower loan origination salary deferrals given the significant PPP loan originations in the prior quarter, and an extra operating day in the third quarter. FDIC insurance decreased $1.3 million, or 24.3%, due primarily to a lower FDIC assessment rate from improved liquidity metrics. In the second quarter of 2020, the Company recognized an impairment of $4.1 million in other non-interest expense from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized as a benefit to income taxes. The efficiency ratio (non-GAAP) equaled 55.3%, compared to 53.7%.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO increased 9 basis points to 0.84%. Total delinquency increased 15 basis points to 1.07%, compared to 0.92% at June 30, 2020. Excluding PPP, total delinquency increased 16 basis points to 1.18%. The total level of loans on temporary deferral is 3.4% as of September 30, 2020, compared to 10.7% as of June 30, 2020.

The provision for credit losses totaled $27.2 million, compared to $30.2 million. The provision for credit losses exceeded net charge-offs of $19.3 million, or 0.29% annualized of total average loans and leases, compared to $8.5 million, or 0.13% annualized. The ratio of the ACL to total loans and leases was 1.45% and 1.40% at September 30 and June 30, respectively. Excluding PPP net loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.61%, compared to 1.54% at June 30, 2020.

The effective tax rate was 17.0%, compared to 16.0%, primarily due to greater benefit from renewable energy investment tax credits realized during the second quarter of 2020.

The tangible common equity to tangible assets ratio (non-GAAP) increased 22 basis points to 7.19% at September 30, 2020, compared to 6.97% at June 30, 2020. Tangible book value per common share (non-GAAP) was $7.81 at September 30, 2020, an increase of $0.18 from June 30, 2020.

September 30, 2020 Year-To-Date Results - Comparison to Prior Year-To-Date Period

Net interest income totaled $687.7 million, decreasing $3.1 million, or 0.5%, due to a lower rate environment offset by average earning asset growth of $2.5 billion, or 8.7%. The net interest margin (FTE) (non-GAAP) contracted 28 basis points to 2.93%, primarily due to the impact of lower interest rates as average 1-month LIBOR for the first nine months of 2020 declined to 0.66% from 1.54% for the first nine months of 2019. The yield on earning assets decreased 70 basis points to 3.65%, while the cost of funds improved 43 basis points to 0.74%, primarily due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment and strong growth in non-interest bearing deposits.

Average loans totaled $25.1 billion, an increase of $2.4 billion, or 10.8%, due to the benefit from PPP activity and solid origination activity across the footprint. Growth in average commercial loans totaled $2.3 billion, or 16.5%, including growth of $1.6 billion, or 33.2%, in commercial and industrial loans. Commercial growth was led by strong commercial activity in the Pittsburgh, Cleveland, South Carolina, and Mid-Atlantic regions. Total average consumer loan growth of $94 million, or 1.1%, was led by increases in residential mortgage loans of $256 million, or 8.0%, and direct installment balances of $155 million, or 8.9%, partially offset by a decline of $132 million, or 8.6%, in consumer credit lines and $186 million, or 9.5%, in indirect auto installment loans.

Average deposits totaled $26.8 billion, increasing $3.0 billion, or 12.5%, due to average growth of $2.0 billion, or 20.6%, in interest-bearing demand deposits and $1.7 billion, or 27.2%, in non-interest-bearing deposits. On a spot basis, total deposits increased $4.2 billion, or 17.2%, driven by deposits from PPP funding and government stimulus activities, as well as solid organic growth in customer relationships.

Non-interest income totaled $226.2 million, increasing $6.0 million, or 2.7%. On an operating basis, non-interest income increased $7.5 million, or 3.4%, primarily attributable to the fee-based businesses of mortgage banking and capital markets. Mortgage banking income increased $13.1 million, or 61.5%, as sold production levels increased 28% and gain on sale margins improved meaningfully, partially offset by net MSR impairment of $7.5 million and $2.9 million for the first nine months of 2020 and 2019, respectively. Capital markets increased $7.2 million, or 29.3%, reflecting FNB's strong relationships with new and existing commercial customers. Service charges declined $17.1 million, or 17.9%, as there were noticeably lower customer transaction volumes in the COVID-19 environment, although volumes have steadily increased since late in the second quarter. There was also a reduction of the FHLB dividend rate resulting in the $3.8 million, or 27.6%, decrease in dividends on non-marketable equity securities. The loss on FHLB debt extinguishment and related hedge termination costs of $13.3 million and offsetting $13.8 million gain on the sale of the Bank's holdings of Visa Class B shares were both recorded in other non-interest income.

Non-interest expense totaled $551.0 million, increasing $32.3 million, or 6.2%. Excluding significant items totaling $14.9 million year-to-date in 2020 and $2.8 million for the same period in 2019, non-interest expense increased $20.2 million, or 3.9%. This increase was attributable to higher salaries and employee benefit expense of $18.9 million, or 6.8%, primarily related to production-related commissions and normal merit increases, as well as increases in net occupancy and equipment of $7.8 million, or 8.7%, and outside services of $3.9 million, or 8.2%. The efficiency ratio (non-GAAP) equaled 56.0%, compared to 54.0% in 2019.

The provision for credit losses was $105.2 million, compared to $37.0 million, which included CECL and COVID-19 related provision in the first nine months of 2020. Net charge-offs totaled $33.4 million, or 0.18% annualized, of total average loans, compared to $23.0 million, or 0.14% annualized, in 2019.

The effective tax rate was 17.0% for 2020, compared to 17.8% in 2019.

Use of Non-GAAP Financial Measures and Key Performance Indicators

To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO, excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G

requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.

Management believes charges such as branch consolidation costs, certain service charge refunds, and COVID-19 expenses are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of Visa class B stock and losses incurred on FHLB debt extinguishment and related hedge terminations are not organic to our operations. The COVID-19 expenses represent special Company initiatives to support our front-line employees and the communities we serve during an unprecedented time of a pandemic.

To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2020 and 2019 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information

This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the COVID-19 pandemic crisis, dislocations, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:
◦Changes resulting from a U.S. presidential administration or legislative and regulatory reforms, including changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations governing bank capital and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the implementation of the new FASB Accounting Standards Update 2016-13 Financial Instruments -Credit Losses commonly referred to as the “current expected credit loss” standard or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the regulatory and governmental actions implemented in response to COVID-19 have resulted in significant deterioration and disruption in financial markets, national and local economic conditions and record levels of unemployment and could have a material impact on, among other things, our business, financial condition, results of operations or liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different than what we are currently expecting, including, but not limited to, a weakened U.S. economic recovery, prolonged economic recovery, deterioration of commercial and consumer customer fundamentals and sentiments, and impairment of the recovery of the U.S. labor market. As a result, the COVID-19 outbreaks and its consequences, including responsive measures to manage it and the uncertainty regarding its duration, may possibly have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including the MD&A section) for the year ended December 31, 2019, our subsequent 2020 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of this Report.

Conference Call

F.N.B. Corporation (NYSE: FNB) announced the financial results for the third quarter of 2020 at 6:00 PM ET Monday, October 19, 2020. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results Tuesday, October 20, 2020 at 8:15 AM ET.

Participants are encouraged to pre-register for the conference call at http://dpregister.com/10148422. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls".

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, October 27, 2020. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10148422. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Conference Calls" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation

F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $37 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				3Q20	3Q20	For the Nine Months Ended September 30,		%
	3Q20	2Q20	3Q19	2Q20	3Q19	2020	2019	Var.
Interest Income
Loans and leases, including fees	$239,443	$245,378	$274,127	(2.4)	(12.7)	$750,354	$818,627	(8.3)
Securities:
Taxable	24,807	27,373	30,601	(9.4)	(18.9)	83,515	95,191	(12.3)
Tax-exempt	7,955	7,941	8,086	0.2	(1.6)	23,942	24,090	(0.6)
Other	226	154	1,597	46.8	(85.8)	1,606	3,047	(47.3)
Total Interest Income	272,431	280,846	314,411	(3.0)	(13.4)	859,417	940,955	(8.7)
Interest Expense
Deposits	27,421	34,466	56,249	(20.4)	(51.3)	111,354	161,043	(30.9)
Short-term borrowings	8,893	8,320	17,958	6.9	(50.5)	30,973	65,908	(53.0)
Long-term borrowings	9,019	10,099	10,402	(10.7)	(13.3)	29,400	23,202	26.7
Total Interest Expense	45,333	52,885	84,609	(14.3)	(46.4)	171,727	250,153	(31.4)
Net Interest Income	227,098	227,961	229,802	(0.4)	(1.2)	687,690	690,802	(0.5)
Provision for credit losses	27,227	30,177	11,910	(9.8)	128.6	105,242	37,017	184.3
Net Interest Income After Provision for Credit Losses	199,871	197,784	217,892	1.1	(8.3)	582,448	653,785	(10.9)
Non-Interest Income
Service charges	24,296	23,938	33,158	1.5	(26.7)	78,362	95,443	(17.9)
Trust services	7,733	7,350	6,932	5.2	11.6	23,045	20,734	11.1
Insurance commissions and fees	6,401	5,835	6,141	9.7	4.2	18,788	15,449	21.6
Securities commissions and fees	4,494	3,763	4,115	19.4	9.2	12,796	13,131	(2.6)
Capital markets income	8,202	12,515	8,713	(34.5)	(5.9)	31,830	24,616	29.3
Mortgage banking operations	18,831	16,550	9,754	13.8	93.1	34,348	21,272	61.5
Dividends on non-marketable equity securities	2,496	2,766	4,565	(9.8)	(45.3)	9,940	13,723	(27.6)
Bank owned life insurance	3,867	3,924	2,720	(1.5)	42.2	10,968	8,664	26.6
Net securities gains	112	97	35	15.5	220.0	262	35	648.6
Other	3,606	890	3,867	305.2	(6.7)	5,853	7,158	(18.2)
Total Non-Interest Income	80,038	77,628	80,000	3.1	—	226,192	220,225	2.7
Non-Interest Expense
Salaries and employee benefits	100,265	93,992	93,598	6.7	7.1	298,062	279,171	6.8
Net occupancy	13,837	13,594	13,702	1.8	1.0	48,879	44,360	10.2
Equipment	17,005	15,610	15,114	8.9	12.5	48,661	45,412	7.2
Amortization of intangibles	3,339	3,343	3,602	(0.1)	(7.3)	10,021	10,560	(5.1)
Outside services	16,676	17,000	15,866	(1.9)	5.1	50,572	46,721	8.2
FDIC insurance	4,064	5,371	5,710	(24.3)	(28.8)	14,990	17,673	(15.2)
Bank shares and franchise taxes	3,778	4,029	3,548	(6.2)	6.5	11,899	10,145	17.3
Other	21,245	22,993	26,644	(7.6)	(20.3)	67,949	64,721	5.0
Total Non-Interest Expense	180,209	175,932	177,784	2.4	1.4	551,033	518,763	6.2
Income Before Income Taxes	99,700	99,480	120,108	0.2	(17.0)	257,607	355,247	(27.5)
Income taxes	16,924	15,870	17,366	6.6	(2.5)	43,804	63,191	(30.7)
Net Income	82,776	83,610	102,742	(1.0)	(19.4)	213,803	292,056	(26.8)
Preferred stock dividends	2,010	2,010	2,010	—	—	6,030	6,030	—
Net Income Available to Common Stockholders	$80,766	$81,600	$100,732	(1.0)	(19.8)	$207,773	$286,026	(27.4)
Earnings per Common Share
Basic	$0.25	$0.25	$0.31	—	(19.4)	$0.64	$0.88	(27.3)
Diluted	0.25	0.25	0.31	—	(19.4)	0.64	0.88	(27.3)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.36	0.36	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				3Q20	3Q20
	3Q20	2Q20	3Q19	2Q20	3Q19
Assets
Cash and due from banks	$396	$398	$522	(0.5)	(24.1)
Interest-bearing deposits with banks	504	533	87	(5.4)	479.3
Cash and Cash Equivalents	900	931	609	(3.3)	47.8
Securities available for sale	3,101	3,301	3,262	(6.1)	(4.9)
Securities held to maturity	2,966	3,050	3,192	(2.8)	(7.1)
Loans held for sale	680	108	56	529.6	1,114.3
Loans and leases, net of unearned income	25,689	26,162	23,070	(1.8)	11.4
Allowance for credit losses	(373)	(365)	(194)	2.2	92.3
Net Loans and Leases	25,316	25,797	22,876	(1.9)	10.7
Premises and equipment, net	335	332	329	0.9	1.8
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	57	61	71	(6.6)	(19.7)
Bank owned life insurance	548	547	542	0.2	1.1
Other assets	1,276	1,332	1,130	(4.2)	12.9
Total Assets	$37,441	$37,721	$34,329	(0.7)	9.1
Liabilities
Deposits:
Non-interest-bearing demand	$8,741	$8,650	$6,292	1.1	38.9
Interest-bearing demand	13,063	12,510	10,654	4.4	22.6
Savings	3,007	2,969	2,526	1.3	19.0
Certificates and other time deposits	4,025	4,266	5,122	(5.6)	(21.4)
Total Deposits	28,836	28,395	24,594	1.6	17.2
Short-term borrowings	1,899	2,411	3,144	(21.2)	(39.6)
Long-term borrowings	1,397	1,630	1,340	(14.3)	4.3
Other liabilities	358	388	431	(7.7)	(16.9)
Total Liabilities	32,490	32,824	29,509	(1.0)	10.1
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,084	4,081	4,062	0.1	0.5
Retained earnings	838	796	744	5.3	12.6
Accumulated other comprehensive loss	(26)	(35)	(69)	(25.7)	(62.3)
Treasury stock	(55)	(55)	(27)	—	103.7
Total Stockholders' Equity	4,951	4,897	4,820	1.1	2.7
Total Liabilities and Stockholders' Equity	$37,441	$37,721	$34,329	(0.7)	9.1

F.N.B. CORPORATION AND SUBSIDIARIES	3Q20			2Q20			3Q19
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$543,731	$226	0.17%	$300,164	$154	0.21%	$90,389	$1,597	7.01%
Taxable investment securities (2)	4,849,384	24,710	2.04	5,083,104	27,340	2.15	5,145,079	30,601	2.38
Non-taxable investment securities (1)	1,142,971	10,101	3.54	1,115,976	10,010	3.59	1,126,343	10,095	3.59
Loans held for sale	282,917	3,349	4.72	106,368	1,055	3.97	216,520	2,206	4.07
Loans and leases (1) (3)	26,063,431	237,063	3.62	25,602,178	245,438	3.85	22,727,470	273,440	4.78
Total Interest Earning Assets (1)	32,882,434	275,449	3.34	32,207,790	283,997	3.54	29,305,801	317,939	4.31
Cash and due from banks	369,263			339,054			388,864
Allowance for credit losses	(371,199)			(347,227)			(192,726)
Premises and equipment	335,711			333,322			330,208
Other assets	4,250,497			4,286,739			4,018,177
Total Assets	$37,466,706			$36,819,678			$33,850,324
Liabilities
Deposits:
Interest-bearing demand	$12,584,154	10,041	0.32	$11,889,774	14,172	0.48	$9,999,164	26,577	1.05
Savings	2,991,381	261	0.03	2,844,104	564	0.08	2,540,462	2,299	0.36
Certificates and other time	4,149,263	17,119	1.64	4,396,779	19,731	1.80	5,350,198	27,374	2.03
Total interest-bearing deposits	19,724,798	27,421	0.55	19,130,657	34,467	0.72	17,889,824	56,250	1.25
Short-term borrowings	2,217,640	8,893	1.59	2,631,009	8,319	1.27	3,231,378	17,958	2.19
Long-term borrowings	1,526,968	9,019	2.35	1,630,902	10,099	2.49	1,338,716	10,401	3.08
Total Interest-Bearing Liabilities	23,469,406	45,333	0.77	23,392,568	52,885	0.91	22,459,918	84,609	1.49
Non-interest-bearing demand deposits	8,671,940			8,143,171			6,207,299
Total Deposits and Borrowings	32,141,346		0.56	31,535,739		0.67	28,667,217		1.17
Other liabilities	409,427			404,280			380,390
Total Liabilities	32,550,773			31,940,019			29,047,607
Stockholders' equity	4,915,933			4,879,659			4,802,717
Total Liabilities and Stockholders' Equity	$37,466,706			$36,819,678			$33,850,324
Net Interest Earning Assets	$9,413,028			$8,815,222			$6,845,883
Net Interest Income (FTE) (1)		230,116			231,112			233,330
Tax Equivalent Adjustment		(3,018)			(3,151)			(3,528)
Net Interest Income		$227,098			$227,961			$229,802
Net Interest Spread			2.57%			2.63%			2.82%
Net Interest Margin (1)			2.79%			2.88%			3.17%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Nine Months Ended September 30,
(Unaudited)	2020			2019
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$336,541	$1,606	0.64%	$70,426	$3,047	5.78%
Taxable investment securities (2)	5,075,865	83,385	2.19	5,294,381	95,191	2.40
Non-taxable investment securities (1)	1,128,327	30,179	3.57	1,118,964	30,076	3.58
Loans held for sale	155,713	5,389	4.62	113,721	3,778	4.43
Loans and leases (1) (3)	25,061,913	748,328	3.99	22,623,558	819,510	4.84
Total Interest Earning Assets (1)	31,758,359	868,887	3.65	29,221,050	951,602	4.35
Cash and due from banks	361,171			377,486
Allowance for credit losses	(342,081)			(188,830)
Premises and equipment	334,879			330,541
Other assets	4,205,752			3,925,050
Total Assets	$36,318,080			$33,665,297
Liabilities
Deposits:
Interest-bearing demand	$11,839,283	49,358	0.56	$9,816,506	75,272	1.03
Savings	2,818,593	2,651	0.13	2,523,533	6,532	0.35
Certificates and other time	4,404,265	59,345	1.80	5,390,266	79,239	1.97
Total interest-bearing deposits	19,062,141	111,354	0.78	17,730,305	161,043	1.21
Short-term borrowings	2,716,076	30,973	1.52	3,749,324	65,908	2.34
Long-term borrowings	1,538,425	29,400	2.55	1,030,067	23,202	3.01
Total Interest-Bearing Liabilities	23,316,642	171,727	0.98	22,509,696	250,153	1.48
Non-interest-bearing demand deposits	7,707,562			6,057,545
Total Deposits and Borrowings	31,024,204		0.74	28,567,241		1.17
Other liabilities	403,762			372,276
Total Liabilities	31,427,966			28,939,517
Stockholders' equity	4,890,114			4,725,780
Total Liabilities and Stockholders' Equity	$36,318,080			$33,665,297
Net Interest Earning Assets	$8,441,717			$6,711,354
Net Interest Income (FTE) (1)		697,160			701,449
Tax Equivalent Adjustment		(9,470)			(10,647)
Net Interest Income		$687,690			$690,802
Net Interest Spread			2.67%			2.87%
Net Interest Margin (1)			2.93%			3.21%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Nine Months Ended September 30,
	3Q20	2Q20	3Q19	2020	2019
Performance Ratios
Return on average equity	6.70%	6.89%	8.49%	5.84%	8.26%
Return on average tangible equity (1)	13.10	13.58	16.98	11.54	16.77
Return on average tangible common equity (1)	13.34	13.84	17.41	11.72	17.20
Return on average assets	0.88	0.91	1.20	0.79	1.16
Return on average tangible assets (1)	0.97	1.01	1.33	0.87	1.28
Net interest margin (FTE) (2)	2.79	2.88	3.17	2.93	3.21
Yield on earning assets (FTE) (2)	3.34	3.54	4.31	3.65	4.35
Cost of interest-bearing deposits	0.55	0.72	1.25	0.78	1.21
Cost of interest-bearing liabilities	0.77	0.91	1.49	0.98	1.48
Cost of funds	0.56	0.67	1.17	0.74	1.17
Efficiency ratio (1)	55.26	53.74	54.11	55.99	54.01
Effective tax rate	16.97	15.95	14.46	17.00	17.79
Pre-provision net revenue (reported) / average tangible common equity (1)	20.30	21.30	22.19	19.71	22.92
Pre-provision net revenue (operating) / average tangible common equity (1)	21.25	22.30	22.73	20.92	23.37
Capital Ratios
Equity / assets (period end)	13.22	12.98	14.04
Common equity / assets (period end)	12.94	12.70	13.73
Common equity tier 1 (3)	9.6	9.4	9.2
Leverage ratio	7.78	7.79	8.15
Tangible equity / tangible assets (period end) (1)	7.49	7.27	7.78
Tangible common equity / tangible assets (period end) (1)	7.19	6.97	7.44
Common Stock Data
Average diluted common shares outstanding	325,662,780	325,152,572	326,099,870	325,694,146	325,769,161
Period end common shares outstanding	323,212,398	323,205,925	324,879,501
Book value per common share	$14.99	$14.82	$14.51
Tangible book value per common share (1)	7.81	7.63	7.33
Dividend payout ratio (common)	48.65%	48.14%	39.04%	56.66%	41.20%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
September 30, 2020 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				3Q20	3Q20
	3Q20	2Q20	3Q19	2Q20	3Q19
Balances at period end
Loans and Leases:
Commercial real estate	$9,521	$9,305	$8,916	2.3	6.8
Commercial and industrial (1)	7,547	7,709	5,205	(2.1)	45.0
Commercial leases	487	497	417	(2.0)	16.8
Other	65	40	35	62.5	85.7
Commercial loans and leases	17,620	17,551	14,573	0.4	20.9
Direct installment	1,977	1,947	1,763	1.5	12.1
Residential mortgages	3,531	3,520	3,300	0.3	7.0
Indirect installment	1,219	1,767	1,949	(31.0)	(37.5)
Consumer LOC	1,342	1,377	1,485	(2.5)	(9.6)
Consumer loans	8,069	8,611	8,497	(6.3)	(5.0)
Total loans and leases	$25,689	$26,162	$23,070	(1.8)	11.4
Note: Loans held for sale were $680, $108 and $56 at 3Q20, 2Q20, and 3Q19, respectively.
(1) PPP loans were $2.5 billion and $2.5 billion at 3Q20 and 2Q20, respectively.
				% Variance
Average balances				3Q20	3Q20	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q20	2Q20	3Q19	2Q20	3Q19	2020	2019	Var.
Commercial real estate	$9,443	$9,818	$8,776	(3.8)	7.6	$9,476	$8,830	7.3
Commercial and industrial (1)	7,628	6,677	5,117	14.2	49.1	6,552	4,920	33.2
Commercial leases	492	490	388	0.3	26.7	473	378	25.1
Other	49	43	52	13.4	(6.1)	24	52	(54.1)
Commercial loans and leases	17,612	17,028	14,333	3.4	22.9	16,525	14,180	16.5
Direct installment	1,960	1,915	1,758	2.4	11.5	1,908	1,753	8.9
Residential mortgages	3,522	3,461	3,184	1.8	10.6	3,464	3,208	8.0
Indirect installment	1,609	1,802	1,957	(10.7)	(17.8)	1,768	1,954	(9.5)
Consumer LOC	1,360	1,396	1,495	(2.6)	(9.1)	1,397	1,529	(8.6)
Consumer loans	8,451	8,574	8,394	(1.4)	0.7	8,537	8,444	1.1
Total loans and leases	$26,063	$25,602	$22,727	1.8	14.7	$25,062	$22,624	10.8
(1) PPP average loans were $2.5 billion and $1.9 billion at 3Q20 and 2Q20, respectively, and $1.3 billion for the nine months ended September 30, 2020.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				3Q20	3Q20
Asset Quality Data	3Q20	2Q20	3Q19	2Q20	3Q19
Non-Performing Assets
Non-performing loans (1)	$178	$170	$95	4.7	87.4
Other real estate owned (OREO)	20	21	24	(4.8)	(16.7)
Non-performing assets	$198	$191	$119	3.7	66.4
Non-performing loans / total loans and leases	0.69%	0.65%	0.41%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.84	0.75	0.73
Delinquency (2)
Loans 30-89 days past due	$78	$64	$86	21.9	(9.3)
Loans 90+ days past due	18	7	49	157.1	(63.3)
Non-accrual loans	178	170	76	4.7	134.2
Past due and non-accrual loans	$274	$241	$211	13.7	29.9
Past due and non-accrual loans / total loans and leases	1.07%	0.92%	0.91%

(1)	Does not include loans acquired in a business combination at fair value for 3Q19.
(2)	Delinquency for the acquired portfolio was $79 at 3Q19.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				3Q20	3Q20	For the Nine Months Ended September 30,		%
Allowance on Loans and Leases Rollforward	3Q20	2Q20	3Q19	2Q20	3Q19	2020	2019	Var.
Allowance for Credit Losses (1)
Balance at beginning of period	$365.0	$343.3	$188.2	6.3	94.0	$195.9	$179.6	9.1
Provision for credit losses	27.2	30.2	11.9	(9.8)	128.7	105.2	37.0	184.3
Net loan (charge-offs)/recoveries	(19.3)	(8.5)	(6.4)	126.8	199.5	(33.4)	(23.0)	45.2
Adjustment due to CECL adoption	—	—	—			105.3	—
Allowance for credit losses	$373.0	$365.0	$193.6	2.2	92.6	$373.0	$193.6	92.6
Allowance for credit losses / total loans and leases	1.45%	1.40%	0.84%
Allowance for credit losses / total non-performing loans	209.8	214.5	203.8
Net loan charge-offs (annualized) / total average loans and leases	0.29	0.13	0.11			0.18%	0.14%

(1)	The allowance for credit losses for the acquired portfolio was $5 at September 30, 2019.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				3Q20	3Q20	For the Nine Months Ended September 30,		%
	3Q20	2Q20	3Q19	2Q20	3Q19	2020	2019	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$80,766	$81,600	$100,732			$207,773	$286,026
COVID-19 expense	2,671	1,989	—			6,622	—
Tax benefit of COVID-19 expense	(561)	(418)	—			(1,391)	—
Gain on sale of Visa class B stock	(13,818)	—	—			(13,818)	—
Tax expense of gain on sale of Visa class B stock	2,902	—	—			2,902	—
Loss on FHLB debt extinguishment and related hedge terminations	13,316	—	—			13,316	—
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	(2,796)	—	—			(2,796)	—
Branch consolidation costs	—	—	—			8,262	4,505
Tax benefit of branch consolidation costs	—	—	—			(1,735)	(946)
Service charge refunds	3,780	—	—			3,780	—
Tax benefit of service charge refunds	(794)	—	—			(794)	—
Operating net income available to common stockholders (non-GAAP)	$85,466	$83,171	$100,732	2.8	(15.2)	$222,121	$289,585	(23.3)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.25	$0.25	$0.31			$0.64	$0.88
COVID-19 expense	0.01	0.01	—			0.02	—
Tax benefit of COVID-19 expense	—	—	—			—	—
Gain on sale of Visa class B stock	(0.04)	—	—			(0.04)	—
Tax expense of gain on sale of Visa class B stock	0.01	—	—			0.01	—
Loss on FHLB debt extinguishment and related hedge terminations	0.04	—	—			0.04	—
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	(0.01)	—	—			(0.01)	—
Branch consolidation costs	—	—	—			0.03	0.01
Tax benefit of branch consolidation costs	—	—	—			(0.01)	—
Service charge refunds	0.01	—	—			0.01	—
Tax benefit of service charge refunds	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.26	$0.26	$0.31	—	(16.1)	$0.68	$0.89	(23.6)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q20	2Q20	3Q19	2020	2019
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$329,305	$336,278	$407,619	$285,591	$390,478
Amortization of intangibles, net of tax (annualized)	10,495	10,623	11,289	10,575	11,154
Tangible net income (annualized) (non-GAAP)	$339,800	$346,901	$418,908	$296,166	$401,632

Average total stockholders' equity	$4,915,933	$4,879,659	$4,802,717	$4,890,114	$4,725,780
Less: Average intangible assets (1)	(2,321,352)	(2,324,696)	(2,335,273)	(2,324,638)	(2,330,850)
Average tangible stockholders' equity (non-GAAP)	$2,594,581	$2,554,963	$2,467,444	$2,565,476	$2,394,930

Return on average tangible equity (non-GAAP)	13.10%	13.58%	16.98%	11.54%	16.77%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$321,307	$328,193	$399,644	$277,536	$382,416
Amortization of intangibles, net of tax (annualized)	10,495	10,623	11,289	10,575	11,154
Tangible net income available to common stockholders (annualized) (non-GAAP)	$331,802	$338,816	$410,933	$288,111	$393,570

Average total stockholders' equity	$4,915,933	$4,879,659	$4,802,717	$4,890,114	$4,725,780
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,321,352)	(2,324,696)	(2,335,273)	(2,324,638)	(2,330,850)
Average tangible common equity (non-GAAP)	$2,487,699	$2,448,081	$2,360,562	$2,458,594	$2,288,048

Return on average tangible common equity (non-GAAP)	13.34%	13.84%	17.41%	11.72%	17.20%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$340,006
Amortization of intangibles, net of tax (annualized)	10,495
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$350,501

Average total stockholders' equity	$4,915,933
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,321,352)
Average tangible common equity (non-GAAP)	$2,487,699

Operating return on average tangible common equity (non-GAAP)	14.09%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q20	2Q20	3Q19	2020	2019
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$329,305	$336,278	$407,619	$285,591	$390,478
Amortization of intangibles, net of tax (annualized)	10,495	10,623	11,289	10,575	11,154
Tangible net income (annualized) (non-GAAP)	$339,800	$346,901	$418,908	$296,166	$401,632

Average total assets	$37,466,706	$36,819,678	$33,850,324	$36,318,080	$33,665,297
Less: Average intangible assets (1)	(2,321,352)	(2,324,696)	(2,335,273)	(2,324,638)	(2,330,850)
Average tangible assets (non-GAAP)	$35,145,354	$34,494,982	$31,515,051	$33,993,442	$31,334,447

Return on average tangible assets (non-GAAP)	0.97%	1.01%	1.33%	0.87%	1.28%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	3Q20	2Q20	3Q19
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$4,951,059	$4,896,827	$4,820,309
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,319,689)	(2,323,028)	(2,332,469)
Tangible common equity (non-GAAP)	$2,524,488	$2,466,917	$2,380,958

Common shares outstanding	323,212,398	323,205,925	324,879,501

Tangible book value per common share (non-GAAP)	$7.81	$7.63	$7.33
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,951,059	$4,896,827	$4,820,309
Less: Intangible assets (1)	(2,319,689)	(2,323,028)	(2,332,469)
Tangible equity (non-GAAP)	$2,631,370	$2,573,799	$2,487,840

Total assets	$37,440,672	$37,720,827	$34,328,501
Less: Intangible assets (1)	(2,319,689)	(2,323,028)	(2,332,469)
Tangible assets (non-GAAP)	$35,120,983	$35,397,799	$31,996,032

Tangible equity / tangible assets (period end) (non-GAAP)	7.49%	7.27%	7.78%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,951,059	$4,896,827	$4,820,309
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,319,689)	(2,323,028)	(2,332,469)
Tangible common equity (non-GAAP)	$2,524,488	$2,466,917	$2,380,958

Total assets	$37,440,672	$37,720,827	$34,328,501
Less: Intangible assets (1)	(2,319,689)	(2,323,028)	(2,332,469)
Tangible assets (non-GAAP)	$35,120,983	$35,397,799	$31,996,032

Tangible common equity / tangible assets (period end) (non-GAAP)	7.19%	6.97%	7.44%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	3Q20	2Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$372,970	$364,993
Loans and leases	$25,688,502	$26,161,982
Less: PPP loans outstanding	(2,534,136)	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,154,366	$23,681,210
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.61%	1.54%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$177,751	$170,134
Loans and leases	$25,688,502	$26,161,982
Less: PPP loans outstanding	(2,534,136)	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,154,366	$23,681,210
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.77%	0.72%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$216,457	$196,284
Loans and leases	$25,688,502	$26,161,982
Plus: OREO	20,319	20,389
Less: PPP loans outstanding	(2,534,136)	(2,480,772)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$23,174,685	$23,701,599
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.93%	0.83%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$76,605	$34,187
Average loans and leases	$26,063,431	$25,602,178
Less: Average PPP loans outstanding	(2,509,758)	(1,905,031)
Average loans and leases, excluding PPP loans (non-GAAP)	$23,553,673	$23,697,147
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.32%	0.15%

Past due and non-accrual loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$274,314	$240,610
Loans and leases	$25,688,502	$26,161,982
Less: PPP loans outstanding	(2,534,136)	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,154,366	$23,681,210
Past due and non-accrual loans / loans and leases, excluding PPP loans (non-GAAP)	1.18%	1.02%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q20	2Q20	3Q19	2020	2019

KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$227,098	$227,961	$229,802	$687,690	$690,802
Non-interest income	80,038	77,628	80,000	226,192	220,225
Less: Non-interest expense	(180,209)	(175,932)	(177,784)	(551,033)	(518,763)
Pre-provision net revenue (as reported)	$126,927	$129,657	$132,018	$362,849	$392,264
Pre-provision net revenue (as reported) (annualized)	$504,948	$521,478	$523,766	$484,681	$524,456
Adjustments:
Add: Branch consolidation costs (non-interest income)	—	—	—	—	1,722
Add: Service charge refunds (non-interest income)	3,780	—	—	3,780	—
Less: Gain on sale of Visa class B stock (non-interest income)	(13,818)	—	—	(13,818)	—
Add: Loss on FHLB debt extinguishment and related hedge terminations (non-interest income)	13,316	—	—	13,316	—
Add: COVID - 19 expense (non-interest expense)	2,671	1,989	—	6,622	—
Add: Branch consolidation costs (non-interest expense)	—	—	—	8,262	2,783
Add: Tax credit-related impairment project (non-interest expense)	—	4,101	3,213	4,101	3,213
Pre-provision net revenue (operating) (non-GAAP)	$132,876	$135,747	$135,231	$385,112	$399,982
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$528,614	$545,972	$536,514	$514,419	$534,774
Average total shareholders’ equity	$4,915,933	$4,879,659	$4,802,717	$4,890,114	$4,725,780
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,321,352)	(2,324,696)	(2,335,273)	(2,324,638)	(2,330,850)
Average tangible common equity (non-GAAP)	$2,487,699	$2,448,081	$2,360,562	$2,458,594	$2,288,048
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	20.30%	21.30%	22.19%	19.71%	22.92%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	21.25%	22.30%	22.73%	20.92%	23.37%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q20	2Q20	3Q19	2020	2019

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$180,209	$175,932	$177,784	$551,033	$518,763
Less: Amortization of intangibles	(3,339)	(3,343)	(3,602)	(10,021)	(10,560)
Less: OREO expense	(1,061)	(639)	(1,431)	(3,347)	(3,454)
Less: COVID-19 expense	(2,671)	(1,989)	—	(6,622)	—
Less: Branch consolidation costs	—	—	—	(8,262)	(2,783)
Less: Tax credit-related project impairment	—	(4,101)	(3,213)	(4,101)	(3,213)
Adjusted non-interest expense	$173,138	$165,860	$169,538	$518,680	$498,753

Net interest income	$227,098	$227,961	$229,802	$687,690	$690,802
Taxable equivalent adjustment	3,018	3,151	3,528	9,470	10,647
Non-interest income	80,038	77,628	80,000	226,192	220,225
Less: Net securities gains	(112)	(97)	(35)	(262)	(35)
Less: Gain on sale of Visa class B stock	(13,818)	—	—	(13,818)	—
Add: Loss on FHLB debt extinguishment and related hedge terminations	13,316	—	—	13,316	—
Add: Branch consolidation costs	—	—	—	—	1,722
Add: service charge refunds	3,780	—	—	3,780	—
Adjusted net interest income (FTE) + non-interest income	$313,320	$308,643	$313,295	$926,368	$923,361

Efficiency ratio (FTE) (non-GAAP)	55.26%	53.74%	54.11%	55.99%	54.01%
(1) Excludes loan servicing rights.